Exhibit 5.1

January 25, 2016

Agile Therapeutics, Inc.

101 Poor Farm Road

Princeton, NJ 08540

RE: Agile Therapeutics, Inc. Registration Statement on Form S-3 (File No. 333-205120)

Ladies and Gentlemen:

We have acted as counsel to Agile Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the offering by the Company of up to 6,338,583 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), including up to 826,771 shares that may be sold pursuant to the exercise of an option by the underwriters, pursuant to the Registration Statement on Form S-3 (File No. 333-205120), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), on June 19, 2015, which was declared effective by the SEC on July 1, 2015 (the “Registration Statement”), the related base prospectus, dated July 1, 2015 (the “Base Prospectus”), and the preliminary prospectus supplement, dated January 21, 2016 (the “Preliminary Prospectus Supplement” and together with the Base Prospectus, the “Prospectus”), filed with the SEC pursuant to Rule 424(b) under the Act, and an underwriting agreement dated January 22, 2016 by and among the Company and William Blair & Company, L.L.C. and RBC Capital Markets, LLC, as representatives of the several underwriters named therein (the “Underwriting Agreement”).

In connection with this opinion letter, we have examined the Registration Statement, the Prospectus, the Underwriting Agreement, and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued and sold by the Company and delivered by the Company against receipt of the purchase price therefor, in the manner contemplated by the Underwriting Agreement, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to Delaware General Corporation Law.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP